Exhibit 10.2

TRANSITION AGREEMENT AND RELEASE

This Transition Agreement and Release (“Agreement”) is made by and between Scott Wilkinson (“Employee”) and Inogen, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, Employee has been employed at-will by the Company pursuant to that certain Amended and Restated Employment and Severance Agreement dated March 1, 2017 (the “Employment Agreement”);

WHEREAS, Employee signed an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidentiality Agreement”);

WHEREAS, Employee signed an Indemnification Agreement with the Company dated October 11, 2013 (the “Indemnification Agreement”);

WHEREAS, Employee previously was granted awards of stock options, restricted stock, and restricted stock units, in each case, that are outstanding as of the date hereof (each, an “Equity Award”) subject to the terms and conditions of the applicable Company equity plan under which the Equity Award was granted and an award agreement memorializing the Equity Award (the plan and award agreement together, the “Stock Agreements”);

WHEREAS, the Parties have determined that Employee’s employment with the Company will end no later than June 4, 2021 (Employee’s actual last day of employment, whether June 4, 2021 or earlier, is referred to herein as the “Separation Date”);

WHEREAS, the Parties wish for Employee to resign from Employee’s duties as an officer and director of the Company and its subsidiaries effective no later than the date Employee signs this Agreement; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.Consideration.

a.Transition Opportunity.  In consideration of Employee’s execution of this Agreement and Employee’s fulfillment of all of its terms and conditions, and subject to Section 3 below, Employee will have the opportunity to continue employment with the Company on a transitional basis from [February    , 2021] (the “Transition Date”) until, at the latest, June 4, 2021 (such period, the “Transition Period” and such opportunity, the “Transition Opportunity”).  During the Transition Period, Employee agrees that Employee will no longer serve as an officer of the Company, including no longer serving as the Company’s President and Chief Executive Officer, and will instead be assigned the role of CEO Advisor, solely involving the provision of transitional assistance to the Company’s new Chief Executive Officer (the “New CEO”), including, being available to answer the New CEO’s questions, and in all cases as directed by the New CEO (the “Transition Duties”).  For the avoidance of doubt, Employee shall not carry out any activities on behalf of the Company unless expressly directed by the New CEO.  During the Transition Period, Employee will work remotely, will not report to the Company’s facilities unless mutually agreed to between Employee and the New CEO, and will not hold himself out as an agent or representative of the Company.  Further, the Parties acknowledge and agree that Employee shall not be entitled to accrue vacation time under the Company’s paid time off policy during the Transition Period.  During the Transition Period, Employee shall continue to receive Employee’s base salary as in effect immediately prior to the Effective Date hereof at the rate of $525,000 per year, less all applicable withholdings (the “Base Salary”), paid in accordance with the Company’s standard payroll practices and procedures, continue to receive employment benefits pursuant to the Company’s benefit plans as in effect, and vest in his Company Equity Awards in accordance with the Stock Agreements. Employee will remain eligible for a discretionary annual performance bonus award corresponding to fiscal year 2020 (the “2020 Annual Bonus”), determined pursuant to the Company’s Management Incentive Plan (the “MIP”), as may be modified by the Company. Employee’s target 2020 Annual Bonus is 70% of the Base Salary (the “Bonus Target”). The 2020 Annual Bonus (if any) will be payable to Employee only upon achievement of all relevant targets and conditions following the annual audit for the 2020 fiscal year.  To the extent earned, the 2020 Annual Bonus will be paid at such time as annual bonuses are paid to senior executives of the Company, as discussed more fully in the MIP.  The eligibility for and payment of the 2020 Annual Bonus under the MIP is subject to the terms and conditions of the MIP, which are at the discretion of the Company.  Except as provided in this paragraph, Employee will not receive any other bonuses or equity awards, including for the Company’s fiscal year 2021.  In addition, any unvested Equity Awards as of the Transition Date that, by their terms are scheduled to vest following the end of the Transition Period, immediately will be forfeited on the Transition Date and returned to the Company at no cost to the Company.

b.Severance Benefits – COBRA Reimbursement.  Subject to Section 2 below and in consideration of and contingent on (i) Employee’s execution of this Agreement and the Supplemental Release attached hereto as Exhibit A, (ii) both such agreements going into effect and (iii) Employee’s fulfillment of all of the terms and conditions of this Agreement and the Supplemental Release, the Company shall reimburse Employee for the premium payments Employee makes for COBRA coverage in an amount equal to the Company-paid portion for such benefits as of immediately prior to the Separation Date for a period of up to 18 months following the Separation Date, or until Employee has secured health insurance coverage through another employer, whichever occurs first, provided Employee timely elects and pays for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA.  COBRA reimbursements shall be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy, provided that Employee submits documentation to the Company substantiating Employee’s payments for COBRA coverage. Notwithstanding the preceding, if the Company determines in its sole discretion that it cannot provide COBRA reimbursement benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will instead provide the Employee a taxable payment in an amount equal to the Company-paid portion of the monthly COBRA premium to continue the Employee’s group health coverage in effect on the date of termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether the Employee elects COBRA continuation coverage and will commence in the month following the month of the Separation Date and continue for the period of months indicated in this paragraph

c.General.  Employee acknowledges that without this Agreement, Employee is otherwise not entitled to the consideration listed in this Section 1.  Employee further acknowledges and agrees that Employee’s separation from the Company does not entitle Employee to any severance or other post-employment benefits beyond the consideration set forth herein (including, without limitation, in the Employment Agreement).

2.Supplemental Release.  In exchange for the severance benefits as set forth in Section 1.b above, Employee agrees to execute, within the time period specified therein, a Supplemental Release Agreement in the form attached hereto as Exhibit A (the “Supplemental Release”), which will bridge the gap and cover the time period from the Effective Date of this Agreement through the Supplemental Effective Date

(as defined in the Supplemental Release); provided, however, the Parties agree to modify the Supplemental Release to comply with any new laws that may become applicable.  The Parties agree that changes to the Supplemental Release, whether material or immaterial, do not restart the running of any consideration period specified in the Supplemental Release.

If (a) Employee resigns from employment with the Company prior to June 4, 2021 without approval from the New CEO in writing that the Transition Duties have been satisfactorily completed, as determined by the New CEO (a “Premature Resignation”), (b) the Company terminates Employee’s employment with the Company for Cause (as defined in Section 1(e) of the Employment Agreement) prior to June 4, 2021 (a “Good Cause Termination”), or (c) Employee fails to timely execute the Supplemental Release, then such event shall be deemed to constitute a failure to comply with the material terms and conditions of this Agreement, and in such event, notwithstanding anything to the contrary herein or in the Supplemental Release, Employee shall not be entitled to the consideration in Section 1.b above except for a lump sum of One Thousand Dollars ($1,000) thereof, less applicable withholdings (the “Partial Payment”), which shall be paid within ten (10) business days following the later of the effectiveness of this Agreement or the Separation Date, and Employee acknowledges and agrees that such $1,000 Partial Payment and the Transition Opportunity shall serve as full and complete consideration for the promises and obligations assumed by Employee under this Agreement.  In the event of a Premature Resignation or a Good Cause Termination, and provided Employee timely executes the Supplemental Release, Employee shall, in addition to the Partial Payment, receive a lump sum of Five Thousand Dollars ($5,000), less applicable withholdings, which shall be paid within ten (10) business days following the Supplemental Effective Date (as defined in the Supplemental Release).

3.At-Will Employment.  Employee acknowledges that unless terminated sooner, Employee’s employment with the Company will terminate on June 4, 2021.  Employee acknowledges and agrees that nothing in this Agreement is intended to alter the at-will nature of Employee’s employment with the Company.  Accordingly, Employee’s employment with the Company may be terminated at any time, with or without Cause or for any or no reason, at Employee’s option or at the option of the Company, with or without notice, whether on or before June 4, 2021.

4.Resignation as Officer and Director.  Effective as of the Transition Date, Employee hereby resigns from all positions and offices currently held as a director and as an officer of the Company and all of its subsidiaries.  Employee acknowledges that his resignation is not because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.  Employee also agrees to execute any necessary documents or other forms necessary to effectuate or document his resignation as a matter of local, state, federal or international law.  Effective as of the end of the Transition Period, Employee further understands and agrees that he will no longer serve in any positions with the Company or any subsidiary or affiliate of the Company.

5.Benefits.  Employee’s health insurance benefits shall cease no later than the last day of the month in which the Separation Date occurs, subject to Employee’s right to continue Employee’s health insurance under COBRA.  Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, will cease as of the Separation Date.

6.Payment of Salary and Receipt of All Benefits.  Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company and its agents have paid or provided all salary, wages, bonuses, accrued vacation/paid time off, notice periods, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

7.Release of Claims.  Employee agrees that the consideration in Section 1 hereof represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Employee signs this Agreement, including, without limitation:

a.any and all claims relating to or arising from Employee’s employment relationship with the Company, the decision to terminate that relationship, and the termination of that relationship;

b.any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.any and all claims under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, the following, each as may be amended, and except as prohibited by law: Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Uniformed Services Employment and Reemployment Rights Act; the Immigration Reform and Control Act; the National Labor Relations Act; the Ohio Civil Rights Act; the Ohio Equal Pay Statute; the Ohio Wage Payment Anti-Retaliation Statute; the Ohio Whistleblower’s Protection Act; and the Ohio Workers’ Compensation Anti-Retaliation Statute;

e.any and all claims for violation of the federal or any state constitution;

f.any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h.any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including any Protected Activity (as defined below). Any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with the Supplemental Release, except as required by applicable law. This release does not extend to any right Employee may have to unemployment compensation benefits or workers’ compensation benefits. In addition, this release does not extend to any rights of indemnification Employee may have pursuant to the Indemnification Agreement between the Company and Employee, pursuant to the Company’s certificate of incorporation and bylaws, or under any applicable D&O insurance policy with the Company, subject to the respective terms, conditions, and limitations of such Indemnification Agreement, certificate of incorporation and bylaws, or D&O insurance policy, in each case, as may be applicable.

8.Unknown Claims. Employee acknowledges that Employee has been advised to consult with legal counsel and that Employee is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in Employee’s favor at the time of executing the release, which, if known by Employee, must have materially affected Employee’s settlement with the Releasees.  Employee, being aware of said principle, agrees to expressly waive any rights Employee may have to that effect, as well as under any other statute or common law principles of similar effect.

9.No Pending or Future Lawsuits.  Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees.  Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

10.Application for Employment.  Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company.  Employee further agrees not to apply for employment with the Company and not otherwise pursue an independent contractor or vendor relationship with the Company.

11.Confidentiality.  Subject to Section 20 below governing Protected Activity, Employee agrees to maintain in complete confidence the existence of this Agreement, the Supplemental Release, the contents and terms of this Agreement and the Supplemental Release, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”).  Except as required by law, Employee may disclose Separation Information only to Employee’s immediate family members, the Court in any proceedings to enforce the terms of this Agreement or the Supplemental Release, Employee’s counsel, and Employee’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties.  Employee agrees that Employee will not publicize, directly or indirectly, any Separation Information.

12.Trade Secrets and Confidential Information/Company Property; Insider Trading Policy.  Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and all restrictive covenants.  Employee specifically acknowledges and agrees that any violation of the restrictive covenants in the Confidentiality Agreement shall constitute a material breach of this Agreement.  Employee agrees to return, no later than the date Employee signs this Agreement, all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company, including, but not limited to, all passwords to any software or other programs or data that Employee used in performing services for the Company.  Employee acknowledges and agrees to comply, at all times, with the terms of the Company’s insider trading policy.

13.No Cooperation.  Subject to Section 20 below governing Protected Activity, Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in the Supplemental Release.  Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order.  If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide counsel or assistance.

14.Nondisparagement.  Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees.

15.Breach.  In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement or the Supplemental Release (unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver under the ADEA in the Supplemental Release) or of any provision of the Confidentiality Agreement, shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law, provided, however, that the Company shall not recover One Hundred Dollars ($100.00) of the consideration already paid pursuant to Section 1.b of this Agreement, and such amount shall serve as full and complete consideration for the promises and obligations assumed by Employee under this Agreement and the Confidentiality Agreement.

16.No Admission of Liability.  Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee.  No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

17.Costs.  The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement and the Supplemental Release.

18.Tax Consequences.  The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on Employee’s behalf under the terms of this Agreement or the Supplemental Release.  Employee agrees and understands that Employee is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon.  Employee further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

19.Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

20.Protected Activity Not Prohibited.  Employee understands that nothing in this Agreement or in the Supplemental Release shall in any way limit or prohibit Employee from engaging in any Protected Activity. For purposes of this Agreement and the Supplemental Release, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Employee understands that in connection with such Protected Activity, Employee is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the Government Agencies. Employee further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Confidentiality Agreement regarding Employee’s right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.  Finally, nothing in this Agreement or in the Supplemental Release constitutes a waiver of any rights Employee may have under the Sarbanes-Oxley Act or Section 7 of the National Labor Relations Act.

21.No Representations.  Employee represents that Employee has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

22.Section 409A.  It is intended that this Agreement and the Supplemental Release comply with, or be exempt from, Internal Revenue Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company and Employee will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Employee under Section 409A. In no event will the Releasees reimburse Employee for any taxes that may be imposed on Employee as a result of Section 409A.

23.Severability.  In the event that any provision or any portion of any provision of this Agreement, the Supplemental Release, or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement and the Supplemental Release shall continue in full force and effect without said provision or portion of provision.

24.Attorneys’ Fees.  Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the ADEA waiver in the Supplemental Release, in the event that either Party brings an action to enforce or effect its rights under this Agreement or the Supplemental Release, the prevailing

Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

25.Entire Agreement.  This Agreement, together with the Supplemental Release, represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and the Supplemental Release and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and the Supplemental Release and Employee’s relationship with the Company (including, for example, the Employment Agreement), but with the exception of the Confidentiality Agreement, the Stock Agreements, and the Indemnification Agreement between Employee and the Company. For the avoidance of doubt, the Company acknowledges and agrees that the Company’s indemnification obligations shall continue pursuant to and in accordance with the terms of the Indemnification Agreement.

26.No Oral Modification.  This Agreement and the Supplemental Release may only be amended in a writing signed by Employee and the person signing on behalf of the Company below (or such other representative of the Company specifically authorized to agree to modifications of this Agreement).

27.Governing Law.  This Agreement and the Supplemental Release shall be governed by the laws of the State of Ohio, without regard for choice-of-law provisions.  Employee consents to personal and exclusive jurisdiction and venue in the State of Ohio.

28.Effective Date.  Employee understands that this Agreement shall be null and void if not executed by Employee and received by the Company within seven (7) days.  This Agreement will become effective on the date it has been signed by both Parties (the “Effective Date”).

29.Counterparts.  This Agreement and the Supplemental Release may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

[The remainder of this page is intentionally left blank; signature page follows]

30.Voluntary Execution of Agreement.  Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees.  Employee acknowledges that:

(a)	Employee has read this Agreement;
(b)	Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel;
(c)	Employee understands the terms and consequences of this Agreement and of the releases it contains;
(d)	Employee is fully aware of the legal and binding effect of this Agreement; and
(e)	Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Scott Wilkinson, an individual

Dated:	Scott Wilkinson

Inogen, Inc.

Dated:	By:
Heath Lukatch
Chairman

Exhibit A

SUPPLEMENTAL RELEASE AGREEMENT

This Supplemental Release Agreement (“Supplemental Release”) is made by and between Scott Wilkinson (“Employee”) and Inogen, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

1.Consideration; Acknowledgment of Receipt of All Compensation.  In consideration for the severance payments and benefits in Section 1.b of the Transition Agreement and Release to which this Supplemental Release was attached as an exhibit (the “Transition Agreement”), Employee hereby extends Employee’s release and waiver of claims in Section 7 of the Transition Agreement to any claims that may have arisen between the date Employee signed the Transition Agreement and the date Employee signs this Supplemental Release, as well as any and all claims under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974 arising from any omissions, acts, facts, or damages that have occurred up until and including the date Employee signs this Supplemental Release.  Employee acknowledges and represents that, other than the consideration set forth in Section 1.b of the Transition Agreement, the Company and its agents have paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

2.Acknowledgment of Waiver of Claims under ADEA.  Employee understands and acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Employee signs this Supplemental Release.  Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further understands and acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Supplemental Release; (b) Employee has twenty-one (21) days within which to consider this Supplemental Release; (c) Employee has seven (7) days following Employee’s execution of this Supplemental Release to revoke this Supplemental Release; (d) this Supplemental Release shall not be effective until after the revocation period has expired; and (e) nothing in this Supplemental Release or the Transition Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Employee signs this Supplemental Release and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Supplemental Release.  Employee acknowledges and understands that any revocation of this Supplemental Release must be accomplished by a written notification to the person executing this Supplemental Release on the Company’s behalf that is received prior to the Supplemental Effective Date.  The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

2.Incorporation of Terms of Transition Agreement.  The Parties further acknowledge that the terms of the Transition Agreement shall apply to this Supplemental Release and are incorporated herein to the extent that they are not inconsistent with the express terms of this Supplemental Release.

3.Return of Property.  Employee’s signature below constitutes Employee’s certification under penalty of perjury that Employee has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company (whether physical, electronic, or otherwise), including but not limited to any computer, laptop, tablet, mobile phone, or other device; remote access device; security badge or other access device or mechanism; hard drive, thumb drive, or other storage device; garage pass; or any other hardware, software, or other item of Company property, as well as all passwords to any software or other programs or data that Employee used in performing services for the Company; and Employee further certifies that Employee has searched all of Employee’s physical and electronic property for such property and information and that Employee has not retained, and has returned to the Company, any such property or information (including any electronic or archival copies that may be incidentally retained).

4.Cooperation with Company.  Employee agrees to provide reasonable cooperation and assistance to the Company in the transition of Employee’s role and in the resolution of any matters in which Employee was involved during the course of Employee’s employment, or about which Employee has knowledge, and in the defense or prosecution of any investigations, audits, claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any investigations, audits, claims or actions involving or against its officers, directors and employees.  Employee’s cooperation with such matters shall include, without limitation, being available to consult with the Company regarding matters in which Employee has been involved or has knowledge; to reasonably assist the Company in preparing for any proceeding (including, without limitation, depositions, mediations, hearings, settlement negotiations, discovery conferences, arbitration, or trial); to provide affidavits reflecting truthful written testimony; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness to provide truthful testimony in connection with any investigation, audit, mediation, litigation or other legal proceeding affecting the Company.  Employee agrees to keep the Company’s Human Resource department apprised of Employee’s current contact information, including telephone numbers, work address, home address, and email address(es), and to promptly respond to communications from the Company in connection with this Section 4.  The Company will reimburse Employee for reasonable expenses incurred in connection with such cooperation under this Section 4, provided such expenses have been pre-approved by the Company and are submitted in accordance with any Company expense reimbursement policy, as may be in effect at the time.  Employee understands and agrees that Employee is not otherwise entitled to any additional compensation for such cooperation, beyond the payments and consideration provided under Section 1.b of the Transition Agreement.  Employee understands and agrees that this Section 4 requires Employee’s cooperation with the Company, but is not intended to have any influence whatsoever on any specific outcome in any matter and Employee is expected at all times to provide truthful testimony and responses in connection with any matter.

5.ARBITRATION.  THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THE TRANSITION AGREEMENT OR THIS SUPPLEMENTAL RELEASE, THEIR INTERPRETATION, EMPLOYEE’S EMPLOYMENT WITH THE COMPANY OR THE TERMS THEREOF, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO BINDING ARBITRATION UNDER THE FEDERAL ARBITRATION ACT (THE “FAA”).  THE FAA’S SUBSTANTIVE AND PROCEDURAL RULES SHALL GOVERN AND APPLY TO THIS ARBITRATION AGREEMENT WITH FULL FORCE AND EFFECT, AND ANY STATE COURT OF COMPETENT JURISDICTION MAY STAY PROCEEDINGS PENDING ARBITRATION OR COMPEL ARBITRATION IN THE SAME MANNER AS A FEDERAL COURT UNDER THE FAA.  EMPLOYEE AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, EMPLOYEE MAY BRING ANY SUCH ARBITRATION PROCEEDING ONLY IN EMPLOYEE’S INDIVIDUAL CAPACITY.  ANY ARBITRATION WILL OCCUR IN KING COUNTY, BEFORE JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”), EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION.  THE PARTIES AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, AND MOTIONS TO DISMISS AND DEMURRERS, APPLYING THE STANDARDS SET FORTH UNDER OHIO’S RULES OF CIVIL PROCEDURE. THE PARTIES AGREE that the arbitrator shall issue a written decision on the merits. THE PARTIES ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW, AND THAT THE ARBITRATOR MAY AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, WHERE PERMITTED BY APPLICABLE LAW.  THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES.  THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND DECISIONAL OHIO LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION.  THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION.  THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD.  THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW.  THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY.  NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THE TRANSITION AGREEMENT, THIS SUPPLEMENTAL RELEASE, AND THE AGREEMENTS INCORPORATED HEREIN OR THEREIN BY REFERENCE.  SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

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6.Supplemental Release Effective Date. Employee understands that this Supplemental Release shall be null and void (i) if executed by Employee before the Separation Date (as defined in the Transition Agreement), (ii) if executed by Employee before the Transition Agreement becomes effective, or (iii) if not executed by Employee within twenty-one (21) days following the Separation Date (as defined in the Transition Agreement).  This Supplemental Release will become effective on the eighth (8th) day after Employee signed this Supplemental Release, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Supplemental Effective Date”).  The Company will provide Employee with the consideration provided by Section 1.b of the Transition Agreement in accordance with the terms of that agreement.

7.No Admission of Liability.  Employee understands and acknowledges that this Supplemental Release constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee.  No action taken by the Company, either previously or in connection with this Supplemental Release, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

8.Authority.  The Company each represent and warrant that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Supplemental Release.  Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Supplemental Release.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

9.Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Supplemental Release voluntarily, without any duress or undue influence on the part or behalf

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of the Company or any third party, with the full intent of releasing all of Employee’s claims against any of the Releasees.  Employee acknowledges that:

(a)Employee has read this Supplemental Release;

(b)

Employee (i) has until twenty-one (21) days from Separation Date (as defined in the Transition Agreement) to sign this Supplemental Release, and (ii) Employee cannot sign this Supplemental Release before the Separation Date (as defined in the Transition Agreement);

(c)	Employee has been represented in the preparation, negotiation, and execution of this Supplemental Release by legal counsel of Employee’s own choice or has elected not to retain legal counsel;
(d)	Employee understands the terms and consequences of this Supplemental Release and of the releases it contains;
(e)	Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Supplemental Release or in the Transition Agreement; and
(f)	Employee is fully aware of the legal and binding effect of this Supplemental Release.

IN WITNESS WHEREOF, the Parties have executed this Supplemental Release on the respective dates set forth below.

Scott Wilkinson, an individual
/s/ Scott Wilkinson
Dated:	1/22/2021	Scott Wilkinson

Inogen, Inc.

Dated:	1/22/2021	By:	/s/ Heath Lukatch
Heath Lukatch
Chairman

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